Exhibit (c)(ii)

CONFIDENTIAL

Discussion Materials for the Special

Committee of the Board of Directors

Project ARIAL

June 20, 2024

William Blair

CONFIDENTIAL

This presentation (together with any accompanying oral presentation and any supplementary documents provided therewith, the “Presentation”) has been prepared by

William Blair & Company, L.L.C. (“William Blair”) exclusively for the benefit and internal use of the Special Committee of the Board of Directors of ARIAL (the “Company” or

“ARIAL”). The accompanying material was compiled or prepared on a confidential basis solely for use by the Special Committee of the Board of Directors and not with a view toward public disclosure, and may not be disclosed, summarized, reproduced, disseminated or quoted, or otherwise referred to in whole or in part, without the prior written consent of William Blair & Company, L.L.C. (“William Blair” or “Blair”). No party may rely on this Presentation without William Blair’s prior written consent. William Blair and its affiliates, partners, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law).

This Presentation is for discussion purposes only and speaks only as of the date it is given, and the views expressed are subject to change based on a number of factors,

including market conditions and the Recipient’s business and prospects. The information utilized in preparing this presentation was obtained from the Company, the Speical

Committee of the Board of Directors, its advisors and public sources. William Blair assumes no responsibility for independent investigation or verification of any such information and has relied on such information being complete and accurate in all respects. Any estimates and projections regarding the Company contained herein have been prepared by senior management of ARIAL and approved for our use by the Special Committee of the Board of Directors, or are publicly available or based upon such estimates and projections and involve numerous and significant subjective determinations, which may or may not prove to be correct, and William Blair expresses no opinion with respect to such estimates, projections and determinations. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect prices at which they may be sold. In furnishing this Presentation, William Blair undertakes no obligation to provide additional information or to correct or update any of the Information.

William Blair, together with its affiliates and partners, is a financial services institution engaged in a wide range of investment banking and other activities (including, but not limited to, investment management, corporate finance, private wealth management, securities trading, research and brokerage activities). It is understood and agreed that William Blair may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or may perform or be solicited to perform investment banking, corporate finance or other services for, the Recipient and other third-party entities which are or may be the subject of the transactions contemplated by this Presentation. William Blair has adopted policies and procedures designed to ensure the independence of its research analysts, whose views may differ from those of William Blair’s investment banking department and who may produce research reports and other materials the timing or content of which conflict with the views of the investment banking department or the Recipient’s interests, in connection with the transactions contemplated by this Presentation or otherwise.

Nothing in the Presentation is, or shall be relied upon as, investment advice or any recommendation by William Blair. This Presentation does not purport to contain all of the information that may be necessary or appropriate to evaluate the proposed transaction, and the Recipient should conduct its own independent assessment and such investigations as it deems necessary. Recipient should rely on its own counsel, accountants and other similar expert advisors for legal, regulatory, accounting, tax and other similar advice. Nothing in the Presentation or any related discussions is intended to create, or shall be construed as creating, a principal-agent, advisor-client or fiduciary relationship between William Blair and the Recipient.

Disclosure

William Blair

CONFIDENTIAL

Table of Contents

Executive Summary

ARIAL Situation Update

Selected Valuation Perspectives

Potential Strategic Alternatives

Appendix

5

William Blair

CONFIDENTIAL

Executive Summary

● ARIAL provides digital printing and document services to customers in a variety of end markets, with four primary business segments: Digital Printing, Scanning and Digital Imaging, Managed Print Services (“MPS”), Equipment and

Supplies sale

● ARIAL’s portfolio remains at an inflexion point – the Digital Color Graphic Printing and Scanning and Digital Imaging

business lines remain well-positioned for sustained growth, while the Digital Plan Printing and MPS experience structural headwinds

– The Company has successfully transitioned its portfolio mix with Architecture, Engineering, and Construction (“AEC”)

customers now only comprising ~50% of revenue vs. ~75% in 2019, and blueprinting now only comprising ~25% of revenue vs. ~80% a decade ago

– Digital Color Graphic Printing is the growth engine of the Company with potential for sustained low- to mid-single digit annual growth rates, albeit with significantly variable expectations

– Scanning and Digital Imaging has attractive opportunities, but on a small revenue base today

– Recovery and outlook of MPS business remains uncertain given broadly less employees in office post-COVID-19

● ARIAL’s current share price of $2.63 implies 3.2x NTM Consensus EBITDA, which is generally in-line with the average trading multiple over the past 12 months of 3.5x

– Thinly covered by Wall Street research analysts and low trading volume with 126k shares traded daily(1)

● Management’s plan reflects business to be in a relatively steady state over the next five years

– The current plan reflects a 2024E-2029E Revenue CAGR of 0.7%, and EBITDA margin compression of 30bps with an

EBITDA CAGR of 0.2%

– The Special Committee of ARIAL’s Board of Directors hired AlixPartners on May 17, 2024 to assist ARIAL Management with the development of the 5-year Management Plan

(1) Represents LTM data as of June 18, 2024. 2

William Blair

CONFIDENTIAL

Executive Summary (cont’d)

● On April 8, 2024, Kumarakulasingam Suriyakumar (“Suri”) submitted a proposal to ARIAL’s Board of Directors for $3.25 per share in cash

– Included in the proposal was a highly confident letter from U.S. Bank as the lead left arranger or sole bookrunner for the financing

– Purchase price implies a 23.6% premium to ARIAL’s current share price and a transaction multiple of 4.1x LTM

EBITDA(1) and 4.3x 2024E EBITDA(2)

● A Special Committee to evaluate Suri’s proposal was formed on April 8, 2024, and William Blair was retained as financial advisor to the Special Committee on May 14, 2024

– The Special Committee has asked William Blair to provide its perspectives on ARIAL in the context of the current strategic, trading, and transaction environment

– William Blair has considered a variety of potential strategic alternatives for ARIAL, ranging from status quo to more transformational options including a sale of the Company

(1) LTM as of March 31, 2024.

(2) Reflects ARIAL management projections as of June 19, 2024. 3

ARIAL Situation Update

William Blair

CONFIDENTIAL

Summary of Proposed Transaction Terms

Term Description

Acquiror ● Kumarakulasingam Suriyakumar (“SABON Party”)

Proposed Consideration ● $3.25 per share in cash

Offer Premium at Offer Date(1) ● 20.8%

Offer Premium at Current Date ● 23.6%

Implied Equity Value ● $144mm(2)

Implied Enterprise Value ● $154mm(3)

Financing

● U.S. Bank has provided a letter citing high confidence that structuring and syndication of debt can be arranged in connection with the Transaction, with U.S. Bank as lead left arranger and sole bookrunner for the facilities

● Debt would be in form of senior secured revolving credit facility and a senior secured term loan credit facility

● Pricing and structure of debt not disclosed

● Balance of the facilities outside of contemplated U.S. Bank commitment, quantum of which was not disclosed,

would be required to be obtained from other lenders pursuant to a syndication process

Other

● SABON Party has requested a Section 203 waiver as part of other potential conversations with shareholders to potentially join his buyer group

● SABON Party has engaged Houlihan Lokey as financial advisor and Loeb & Loeb as legal counsel

(1) Offer letter date of April 8, 2024.

(2) Diluted shares outstanding calculated based on 43,236,105 common shares and 6,538,012 options at a weighted average strike price of $3.27 as of June 12, 2024 per management.

(3) Includes $52mm in cash, $40mm in revolving credit facility, $21mm in financing leases and $2mm in minority interest as of March 31, 2024. 4

CONFIDENTIAL

Overview of SABON Party Proposal

Valuation Summary

($ in millions, except per share figures)

Offer Price Per Share	**$3.25**
Diluted Shares Outstanding[1]	44.177
Equity Value	**$144**
Plus: Revolving Credit Facility[2]	40
Plus: Finance Leases[2]	21
Plus: Minority Interest[2]	2
Less: Cash[2]	(52)
Implied Enterprise Value	**$154**

Metric	ARIAL Statistics	Enterprise Value Multiple
LTM Adj. EBITDA[3]	$38	4.1x
CY 2024E Adj. EBITDA – Management[4]	$36	4.3x
CY 2025E Adj. EBITDA – Management[4]	$35	4.4x

Implied Premiums[5]

		As of June 19, 2024	
Premium To:	**Date**	**Price**	**Premium**
One Day Prior	6/18/2024	$2.63	23.6%
One Week Prior	6/11/2024	$2.67	21.7%
One Month Prior	5/18/2024	$2.76	17.8%
60 Days Prior	4/19/2024	$2.66	22.2%
90 Days Prior	3/20/2024	$2.61	24.5%
180 Days Prior	12/21/2023	$3.05	6.6%
One Year Prior	6/18/2023	$3.01	8.0%

Source: ARIAL management projections as of June 19, 2024. SEC filings and FactSet as of June 18, 2024.
(1) Diluted shares outstanding calculated based on 43,236,105 common shares and 6,538,012 options at a weighted average strike price of $3.27 as of June 12, 2024 per management.
(2) Per ARIAL balance sheet as of March 31, 2024.
(3) LTM as of March 31, 2024.
(4) Reflects ARIAL management projections as of June 19, 2024.
(5) Premium calculated based on the SABON party's offer of $3.25 per share compared to ARIAL's closing share price per FactSet on dates noted. Days prior based on calendar days.

William Blair | 5

CONFIDENTIAL

ARIAL Trading Snapshot

Share Price Performance – Last Three Years



Price/share
Volume (M)
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
SABON Party Offer: $3.25(1)
Jun-21
Sep-21
Jan-22
Apr-22
Jul-22
Oct-22
Feb-23
May-23
Aug-23
Dec-23
Mar-24
Jun-24
ARIAL
Volume

Pricing Info *(in millions, except share price)*	
Price 06/18/2024	$2.63
Diluted Shares Outstanding (M)[2]	43.681
Equity Value	**$115**
Net Debt[3]	10
Enterprise Value	**$125**

ARIAL Share Price Performance[4]		
1 Month % Change		(4.7%)
3 Month % Change		2.7%
6 Month % Change		(11.7%)
Average Volume	**ADTV ($000's)**	**VWAP**
30 Trading Days	$228	$2.72
60 Trading Days	$256	$2.70
90 Trading Days	$322	$2.69

Valuation Multiples	
EV / LTM Adj. EBITDA[5]	3.3x
EV / CY 2024E Adj. EBITDA – Management[6]	3.5x
EV / CY 2025E Adj. EBITDA – Management[6]	3.6x

Ownership Statistics	
Float %	83.3%
Insider %	16.7%

Sources: Capital IQ, FactSet and SEC filings as of June 18, 2024.
(1) Represents the SABON party's April 8, 2024 inbound offer.
(2) Diluted shares outstanding calculated based on 43,236,105 common shares and 6,538,012 options at a weighted average strike price of $3.27 as of June 12, 2024 per management.
(3) Net debt includes $40M of revolver, $21M of finance leases, $2M of minority interest, and $52M of cash and cash equivalents as of March 31, 2024.
(4) Trading information based on calendar days.
(5) LTM as of March 31, 2024.
(6) Reflects ARIAL management projections as of June 19, 2024.

William Blair | 6

William Blair

CONFIDENTIAL

Historical Trading Histogram

Last Twelve Months

Last Three Years

● 31.7 million shares

traded over the last

twelve months

– ~0.9x total float

● Average daily trading

value: $0.4 million

(average of 126K shares)

● 109.4 million shares

traded over the last

three years

– ~3.0x total float

● Average daily trading

value: $0.4 million

(average of 145K shares)

Current Price

$2.63

Sources: Capital IQ and FactSet as of June 18, 2024.

Note: Assumes daily volume traded at the average of the intraday high and low price for each day across the time period represented.

(1) Represents the SABON Party’s April 8, 2024 inbound offer.

Offer Price(1)

$3.25

Offer Price(1)

$3.25

Current Price

$2.63

31.3%

27.8%

18.7%

15.1%

7.2%

$2.50 - $2.75 $2.75 - $3.00 $3.00 - $3.25 $3.25 - $3.50 $3.50 - $3.75

7.6%

41.5%

37.0%

13.4%

0.5%

$2.00 - $2.50 $2.50 - $3.00 $3.00 - $3.50 $3.50 - $4.00 $4.00 - $4.50

William Blair

CONFIDENTIAL

Average EV / NTM Adj. EBITDA

Company / Selected Public Companies YTD Six Month One Year

ARIAL 3.2x 3.3x 3.5x

Peer Group 5.4x 5.4x 5.5x

Sources: FactSet as of June 18, 2024.

Multiple Evolution Over Time

Selected Public Companies

EV / NTM Adj. EBITDA – Last Twelve Months

5.4x

3.2x

0.0x

2.5x

5.0x

7.5x

Jun-23 Sep-23 Dec-23 Mar-24 Jun-24

ARIAL Selected Public Companies

CONFIDENTIAL

Selected Wall Street Analyst Perspectives

Firm	Recommendation	Rating Date	Price Target	Premium to Current[(1)]	2024E Revenue	2025E Revenue	2024E Adj. EBITDA	2025E Adj. EBITDA	Valuation Methodology
SingularResearch	Buy	May 15, 2024	$4.70	79%	$284.6	$288.0	N/A	N/A	Blend of 15.0x 2024E EPS and DCF analysis
SIDOTI & COMPANY LLC	–	May 8, 2024	$6.00	128%	$286.0	$294.8	37.2	41.5	18.0x 2025E EPS
Consensus – Mean			**$5.35**	**104%**	**$285.3**	**$291.4**	**$37.2**	**$41.5**	

SingularResearch

*"**ARIAL continues to work to diversify away from its significant dependence upon the commercial construction sector**, which continues to be somewhat slow, as interest rates have been higher for longer, restraining revenue growth. Despite weakness in the Company's largest traditional revenue sector, ARIAL's Q1'24 revenue grew 2.7%. This result indicates that **the Company is doing an excellent job filling the sales funnel with new customer wins and diversifying into new sectors**."*

*– **David P. Marsh** (May 15th, 2024)*

SIDOTI & COMPANY LLC

*"**ARIAL's focus markets of digital color printing and scanning delivered better than expected growth, which more than offset continued weakness in its traditional plan printing,** as architectural and construction activity remain depressed. **We see this as a testament to the success of the company's strategic pivot, which we think has positioned ARIAL for growth,** despite the secular and cyclical headwinds that are reducing demand for plan printing."*

*– **Gregory Burns** (May 8th, 2024)*

Sources: Wall Street equity research and FactSet as of June 18, 2024.
(1) Current share price of $2.63 as of June 18, 2024.

William Blair | 9

CONFIDENTIAL

Summary Historical and Projected Financials

CY 2021A – CY 2029E Summary Financials

($ in millions)	Historicals			Forecast						CAGR	
	2021A	2022A	2023A	2024E	2025E	2026E	2027E	2028E	2029E	21A - 24E	24E - 29E
Total Revenue	**$272**	**$286**	**$281**	**$285**	**$286**	**$289**	**$291**	**$293**	**$294**	1.5%	0.7%
Gross Profit	**$88**	**$96**	**$94**	**$94**	**$94**	**$95**	**$95**	**$96**	**$97**		
Adj. EBITDA	**$42**	**$41**	**$38**	**$36**	**$35**	**$36**	**$36**	**$36**	**$36**	(4.9%)	0.2%
(-) Depreciation and Amortization	(25)	(20)	(18)	(16)	(16)	(16)	(16)	(16)	(16)		
(-) Stock-Based Compensation	(2)	(2)	(2)	(3)	(3)	(3)	(3)	(3)	(3)		
EBIT	**$15**	**$19**	**$18**	**$17**	**$16**	**$17**	**$17**	**$17**	**$17**	3.1%	0.3%
(-) Cash Taxes[1]	(4)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)		
NOPAT	**$11**	**$13**	**$13**	**$12**	**$12**	**$12**	**$12**	**$12**	**$12**	3.1%	0.3%
(+) Depreciation and Amortization	25	20	18	16	16	16	16	16	16		
(-) Capital Expenditures	(4)	(6)	(11)	(11)	(9)	(9)	(9)	(9)	(9)		
(-) Pro Forma Additional Capitalized Leases	(8)	(9)	(8)	(7)	(8)	(8)	(8)	(8)	(8)		
(-) Increase / (Decrease) in NWC	2	1	5	1	1	0	0	0	0		
Unlevered Free Cash Flow	**$26**	**$19**	**$18**	**$11**	**$11**	**$11**	**$11**	**$11**	**$11**	(24.0%)	(0.4%)
Revenue (% Growth)	*(6.0%)*	*5.1%*	*(1.7%)*	*1.2%*	*0.6%*	*0.9%*	*0.7%*	*0.7%*	*0.5%*		
Gross Profit Margin (%)	*32.2%*	*33.6%*	*33.6%*	*33.0%*	*32.7%*	*32.8%*	*32.8%*	*32.8%*	*32.8%*		
Adjusted EBITDA Margin (%)	*15.3%*	*14.3%*	*13.6%*	*12.6%*	*12.2%*	*12.3%*	*12.3%*	*12.3%*	*12.3%*		
Depreciation and Amortization (% of Revenue)	*9.0%*	*7.1%*	*6.3%*	*5.7%*	*5.6%*	*5.5%*	*5.5%*	*5.5%*	*5.5%*		
Capex (% of Revenue)	*1.3%*	*2.1%*	*3.8%*	*3.9%*	*3.2%*	*3.2%*	*3.2%*	*3.1%*	*3.1%*		
Pro Forma Additional Capitalized Leases (% of Revenue)	*3.0%*	*3.2%*	*2.7%*	*2.5%*	*2.8%*	*2.8%*	*2.7%*	*2.7%*	*2.7%*		
Increase in NWC (% of Revenue)	*0.8%*	*0.2%*	*1.9%*	*0.5%*	*0.2%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		

Sources: SEC filings and ARIAL management as of June 19, 2024.
(1) Utilizes 29% tax rate for the forecast period per ARIAL management.

William Blair | 10

William Blair

CONFIDENTIAL

Digital Printing

Revenue

($ in millions)

Business Segment Revenue Snapshot

Managed Print Services

Scanning & Digital Imaging Equipment & Supplies

Revenue

($ in millions)

Revenue

($ in millions)

Revenue

($ in millions)

17.8% CAGR

10.0% CAGR

0.4% CAGR

(1.9%) CAGR

1.2% CAGR

0.4% CAGR

(7.2%) CAGR

(1.3%) CAGR

Sources: SEC filings and ARIAL management as of June 19, 2024.

$72.4 $75.8 $74.8 $73.3 $71.8 $70.4 $69.1 $67.8 $66.5

2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E

$14.5 $17.4 $20.3 $23.7 $27.4 $30.7 $33.6 $36.1 $38.2

2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E

$18.6 $18.1 $16.0 $14.9 $14.2 $14.2 $14.1 $14.0 $13.9

2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E

$166.7 $174.8 $170.1 $172.7 $172.9 $173.7 $174.4 $175.2 $175.8

2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E

Selected Valuation Perspectives

William Blair

CONFIDENTIAL

Summary of Valuation Analyses

● Selected Public Companies Analysis

– Trading multiple analysis based on a total of 6 publicly traded companies in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant

● Selected Transactions Analysis

– Transaction multiple analysis based on a total of 10 publicly available transactions in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant

● Discounted Cash Flow Analysis

– Utilized projections provided by ARIAL management to derive free cash flows for the Company based on a 10.0% – 12.0% range of discount rates to determine the present values of such cash flows. Estimated a terminal value by utilizing a perpetuity growth rate of 0.0% – 2.0%

● Leveraged Buyout Analysis

– Utilized projections provided by ARIAL management to analyze the value at which a leveraged buyout of ARIAL could yield an IRR between 18.0%

and 22.0% for a potential investor. Assumed total debt of 2.25x leverageable LTM Adj. EBITDA and estimated a terminal value by utilizing LTM Adj.

EBITDA multiples of 3.5x to 5.5x applied to 2029E Adj. EBITDA

● M&A Premiums Paid Analysis

– Reviewed the premiums derived by comparing the per share equity consideration paid to the closing price of the target stock one day, one week and one month prior to transaction announcement. Premiums were then compared against 308 public North America target transactions across all industries since January 1, 2015 with transaction enterprise values ranging from $100M – $300M

William Blair

CONFIDENTIAL

Sources: Capital IQ, FactSet, and SEC filings as of June 18, 2024.

(1) Represents the SABON party’s April 8, 2024 inbound offer.

(2) Represents median premium paid for public transactions of $100M - $300M transaction Enterprise Value since 2015.

(3) 52 week low of $2.56 occurred on March 22, 2024. 52 week high of $3.69 occurred on July 25, 2023.

(4) Diluted shares outstanding calculated based on 43,236,105 common shares and 6,538,012 options as of June 12, 2024 per management. Option weighted average strike price equal to $3.27.

(5) Debt consists of $40M of revolver and $21M of finance leases as of March 31, 2024.

(6) Projections reflect ARIAL management projections as of June 19, 2024.

Illustrative Analysis at Various Prices

52-Week Low(3):

$2.56

52-Week High(3):

$3.69

Offer Price(1):

$3.25

Median Premium

Paid(2):

34.7%

($ in millions, except per share figures) Current

6/18/2024

Price per Share $2.63 $3.25 $3.50 $3.75 $4.00 $4.25 $4.50

% premium / (discount) to current 23.6% 33.1% 42.6% 52.1% 61.6% 71.1%

% premium / (discount) to 30-day VWAP (3.4%) 19.3% 28.5% 37.7% 46.9% 56.0% 65.2%

% premium / (discount) to 60-day VWAP (2.6%) 20.4% 29.7% 38.9% 48.2% 57.5% 66.7%

% premium / (discount) to 52 week low (3)

2.7% 27.0% 36.7% 46.5% 56.3% 66.0% 75.8%

% premium / (discount) to 52 week high (3)

(28.6%) (11.8%) (5.0%) 1.8% 8.5% 15.3% 22.1%

Diluted Shares(4) 43.681 44.177 44.434 44.681 44.952 45.192 45.405

Implied Equity Value $115 144 156 168 180 192 204

Plus: Total Debt(5) 61 61 61 61 61 61 61

Plus: Minority Interest 2 2 2 2 2 2 2

Less: Cash (52) (52) (52) (52) (52) (52) (52)

Implied Enterprise Value $125 154 166 178 190 202 215

Enterprise Value Multiples(6) Metric

LTM Adj. EBITDA $38 3.3x 4.1x 4.4x 4.7x 5.0x 5.3x 5.7x

CY 2024E Adj. EBITDA - Management 36 3.5x 4.3x 4.6x 5.0x 5.3x 5.6x 6.0x

CY 2025E Adj. EBITDA - Management 35 3.6x 4.4x 4.7x 5.1x 5.4x 5.8x 6.1x

William Blair

CONFIDENTIAL

Methodologies and Assumptions

● Identified five publicly traded companies in the

printing and promotional marketing sectors

with similar business models or financial

profiles that William Blair deemed relevant

● Calculated relevant operating and financial

metrics and the following relevant multiples

and compared them to the similar multiples for

ARIAL at the current enterprise value and

implied transaction value:

– Enterprise Value / CY 2024E Adj. EBITDA

– Enterprise Value / CY 2025E Adj. EBITDA

Selected Public Companies

($ in millions)

Enterprise Value /

Company Equity Value

Enterprise

Value

CY 2024E Adj.

EBITDA

CY 2025E Adj.

EBITDA

$2,251 $3,769 7.8x 7.3x

981 2,528 6.2x 6.0x

950 1,623 4.8x 4.8x

1,468 1,311 2.8x 2.4x

258 802 3.4x 3.3x

577 453 5.7x N/A

Maximum $2,251 $3,769 7.8x 7.3x

Median 965 1,467 5.3x 4.8x

Mean 1,081 1,748 5.1x 4.8x

Minimum 258 453 2.8x 2.4x

Selected Public Companies Analysis

Sources: FactSet, SEC filings and Wall Street consensus estimates as of June 18, 2024.

William Blair

CONFIDENTIAL

CY 2023A – CY 2025E Revenue Growth

Selected Public Companies Performance Metrics

ARIAL

Sources: FactSet, SEC filings and Wall Street consensus estimates as of June 18, 2024. ARIAL management projections as of June 19, 2024.

Selected Public Companies

Management

William Blair

CONFIDENTIAL

CY 2024E Adj. EBITDA Margin

Selected Public Companies Performance Metrics (cont’d)

Selected Public Companies

CY 2025E Adj. EBITDA Margin

ARIAL

Sources: FactSet, SEC filings and Wall Street consensus estimates as of June 18, 2024. ARIAL management projections as of June 19, 2024.

Management

Management

Selected Public Companies ARIAL

CONFIDENTIAL

Selected Public Companies Valuation Metrics

EV / CY 2024E Adj. EBITDA

Selected Public Companies


7.8x
6.2x
5.7x
4.8x
3.4x
2.8x
cimpress
deluxe
ENNIS
tc TRANSCONTINENTAL
Quad
ODP

ARIAL


3.5x
4.3x
Management (Current)
Implied Transaction Multiple(1) (Management)

EV / CY 2025E Adj. EBITDA

Selected Public Companies


7.3x
6.0x
4.8x
3.3x
2.4x
N/A
cimpress
deluxe
tc TRANSCONTINENTAL
Quad
ODP
ENNIS

ARIAL


3.6x
4.4x
Management (Current)
Implied Transaction Multiple(1) (Management)

Sources: FactSet, SEC filings and Wall Street consensus estimates as of June 18, 2024. ARIAL management projections as of June 19, 2024.
(1) Implied multiple based on the SABON party's April 8, 2024 inbound offer of $3.25 per share.

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William Blair

CONFIDENTIAL

($ in millions)

ARIAL Range of Selected Public Companies

Implied

ARIAL Transaction

Valuation Multiple Metric Multiple Min. Median Mean Max.

Enterprise Value / CY 2024E Adj. EBITDA

Management $36 4.3x 2.8x 5.3x 5.1x 7.8x

Enterprise Value / CY 2025E Adj. EBITDA

Management $35 4.4x 2.4x 4.8x 4.8x 7.3x

Selected Public Companies Analysis Summary

Source: SEC filings and Factset as of June 18, 2024.

(1) ARIAL transaction multiple based on Enterprise Value of $154M.

(2) Represents ARIAL management projections as of June 19, 2024.

(1)

(2)

(2)

CONFIDENTIAL

Preliminary Selected M&A Transactions

($ in millions)

Date Ann.	Target	Acquiror	Enterprise Value	EV / LTM Adj. EBITDA
Dec-21	R.R. Donnelley & Sons	Chatham Asset Management	$2,306	5.6x
Sep-20	LSC Communications	Atlas Holdings LLC	440	3.1x(1)
Jul-20	InnerWorkings	HH Global	302	5.5x
Dec-17	IWCO Direct(2)	Steel Connect	476	5.8x
Dec-13	Valassis Communications	Harland Clarke	1,839	6.7x
Oct-13	Consolidated Graphics	R.R. Donnelley & Sons	719	5.5x
Aug-13	WorkflowOne	The Standard Register Co.	218	6.3x
Apr-13	American Greetings Corporation	Weiss Family	820	3.7x
Oct-12	Vertis(3)	Quad/Graphics	267	4.9x
Aug-12	SuperMedia	Dex One Corporation	1,477	2.5x
Max			**$2,306**	**6.7x**
Mean			**886**	**5.0x**
Median			**598**	**5.5x**
Min			**218**	**2.5x**

Sources: FactSet and SEC filings as of June 18, 2024.

(1) 3.1x multiple based on 2020E EBITDA of $144 million including normalization for cost savings (for completed or announced plant closures) and COVID-19 as provided in company filings. Multiple would be 4.2x based on estimated 2020E EBITDA of $105 million and normalization for COVID-19 only as provided in company filings.

(2) LTM represents the last twelve months through October 2017 per the 8-K filed by Steel Connect on December 18, 2017.

(3) LTM represents 2012 figures per the 8-K filed by Quad/Graphics on January 22, 2013. 4.9x multiple includes $97 million payment for current assets in excess of working capital requirements. Excluding payment, multiple would be 3.1x.

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William Blair

CONFIDENTIAL

($ in millions)

ARIAL Range of Selected Transactions

Implied

ARIAL Transaction

Valuation Multiple Metric Multiple Min. Median Mean Max.

Enterprise Value / LTM Adj. EBITDA

Actual $38 4.1x 2.5x 5.5x 5.0x 6.7x

Preliminary Selected M&A Transactions Summary

(1)

(2)

(1) ARIAL transaction multiple based on Enterprise Value of $154M.

(2) ARIAL LTM Adj. EBITDA as of March 31, 2024.

CONFIDENTIAL

Illustrative Discounted Cash Flow Analysis

Assumptions

- William Blair utilized ARIAL management projections to calculate unlevered free cash flows for the years ending December 31, 2024 through December 31, 2029
- Valuation date of March 31, 2024 and utilizes a mid-year discount convention
  - Balance sheet figures as of March 31, 2024
- Estimated a terminal value by utilizing perpetuity growth rate range of 0.0% to 2.0% terminal year unlevered FCF(1)
- A range of discount rates of 10.0% to 12.0% was selected and used to calculate a present value of the free cash flows and the terminal value
- Assumes tax rate of 29.0%(2)
- Assumes PV of Federal NOL of $9M

Sensitivity Analyses

Implied Equity Value per Share(3)

Consideration per Share: $3.25		Perpetuity Growth Rate		
		0.0%	1.0%	2.0%
Discount Rate	10.0%	$2.69	$2.87	$3.10
	11.0%	2.46	2.60	2.78
	12.0%	2.26	2.38	2.53

Sources: SEC filings as of June 18, 2024. ARIAL management projections as of June 19, 2024.
Note: Cash flows are burdened by Stock-Based Compensation.
(1) Terminal year unlevered FCF of $12M.
(2) Tax rate per management.
(3) Diluted shares outstanding calculated based on 43,236,105 common shares and 6,538,012 options as of June 12, 2024 per management. Option weighted average strike price equal to $3.27.

William Blair | 21

William Blair

CONFIDENTIAL

Illustrative LBO Analysis

Implied Offer Price

Sources: FactSet and SEC filings as of June 18, 2023. ARIAL management projections as of June 19, 2024.

(1) Represents the SABON party’s April 8, 2024 inbound offer.

(2) 2029E Adj. LTM Adj. EBITDA of $38M.

(3) Tax rate per management. Utilizes NOLs to offset tax liability during the projection period.

● William Blair utilized ARIAL management projections to analyze the value at which a leveraged buyout of ARIAL could occur and yield an IRR between 18.0% and 22.0%

● Valuation and balance sheet figures as of March 31, 2024

● Assumes total debt of $85M (2.25x LTM Adj. EBITDA): Unitranche at

SOFR+600

● Estimated a terminal value by utilizing LTM Adj. EBITDA multiples of 3.5x to 5.5x applied to CY 2029E Adj. EBITDA

● Analysis reflects $1M of annual public company cost savings

● Assumes tax rate of 29.0%(3)

● Minimum cash balance of $10M; transaction expenses of $5M

(2)

Assumptions Sensitivity Analyses

2029E LTM Adj. EBITDA Multiple

3.5x 4.5x 5.5x

18.0% $2.32 $2.62 $2.91

20.0% $2.23 $2.50 $2.77

22.0% $2.15 $2.39 $2.64

IRR

William Blair

CONFIDENTIAL

Methodologies and Assumptions

● William Blair analyzed 308 public North American target transactions across all industries with transaction enterprise values between $100 – $300 million that were announced since January 1, 2015.

● William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction

● William Blair then compared the range of premiums calculated from that universe to the premiums implied by the Transaction

Preliminary Illustrative Selected Premiums Paid Observations

Implied Premium Premiums Paid Data Percentile

Period @ $3.25/share 10th 20th 30th 40th 50th 60th 70th 80th 90th

One Day Prior 23.6% (2.2%) 10.1% 19.3% 26.4% 34.7% 41.6% 52.0% 67.4% 106.8%

One Week Prior 21.7% (1.8%) 10.5% 21.1% 28.2% 37.4% 45.7% 56.7% 72.3% 107.3%

One Month Prior 17.8% 2.9% 11.6% 22.4% 29.8% 37.2% 48.1% 61.3% 81.1% 115.5%

Sources: Premiums data as of June 18, 2024. Market data as of June 18, 2024.

Note: Analysis represents all cash consideration. Excludes transactions related to REITs, Oil & Gas, Mining, Utilities, and Finance.

Potential Strategic Alternatives

William Blair

CONFIDENTIAL

Summary Landscape of Potential Strategic Alternatives

A Status Quo

B Capital Raise

D Scaled M&A

E Transformational Merger

F Sale of the Company

C Tuck-in M&A

ARIAL

William Blair

CONFIDENTIAL

Benefits Considerations

✓ Ability to realize upside potential from

standalone plan

✓ Shareholders will continue to benefit from

attractive return of capital program

✓ Continue to capture growth opportunity in Digital

Color Graphic Printing and further diversify

business into other potential higher growth

vectors

? Execution risk in delivering standalone plan

? Ongoing potential secular headwinds in certain business lines

(e.g., Digital Plan Printing and MPS)

? Challenges receiving sufficient investor attention and focus as a micro-cap stock

? Level of investment needed to develop new business lines

and accelerate status quo

✓ Ability to accelerate investments into value-accretive

organic initiatives or M&A

✓ Equity raise would create opportunity to re-position

equity story to new investors

? Would likely require clearly defined use of proceeds given level of cash on balance sheet today

? Dilution and potential size of offering of equity raise

? Increased leverage would reverse recent initiatives related to balance sheet (i.e., de-levered from 2.2x in 2017 to 0.3x today)

✓ Opportunity to accelerate portfolio mix to higher

growth categories

✓ Ability to realize synergies

✓ Potential to create value if acquired at low

synergized multiples

? Limited track record over past ~15 years, albeit Company

executed meaningful M&A activity before then

? Time horizon to execute and size of opportunity likely create headwinds for strategy to be “needle-moving”

Status Quo

ARIAL’s Landscape of Strategic Options

A

Capital Raise

Tuck-in M&A

B

C

Confidence in the business plan and assessment of potential upside and downside factors will inform attractiveness of strategic alternatives

William Blair

CONFIDENTIAL

Benefits Considerations

✓ Ability to leverage the cost base in a meaningful

way – “needle moving”

✓ Potential for significant synergies

✓ Potential to shift portfolio to complementary growth

vectors or further consolidate industry

? Potential management distraction and integration risk

? Limited number of scaled M&A targets

? Requisite leverage and / or dilution to fund potential acquisition

✓ Ability to share in the future “upside”

✓ Potentially significant synergy potential

✓ Benefits of increased scale and go-forward

positioning to invest in higher growth categories

? Identifying potential partners

? Relative valuation considerations

? Requires negotiation of key “social issues” (e.g., Board,

Management, company name, etc.)

✓ Potential to deliver near-term value creation /

liquidity to shareholders

✓ Allows for execution and potential acceleration of

strategic plan outside of public domain

✓ Elimination of public company costs

? Premium today vs. potential for longer-term share price

increases through execution of value creating alternatives

? Seemingly limited range of potential strategic buyers or

financial sponsor buyer, who typically could deliver outsized value

? Process can be disruptive to business

Merger of Equals

ARIAL’s Landscape of Strategic Options (cont’d)

Scaled M&A

D

E

F

Sale of Whole

Company

Confidence in the business plan and assessment of potential upside and downside factors will inform attractiveness of strategic alternatives

Appendix

William Blair

CONFIDENTIAL

Project ARIAL Process Summary

Key Events

April 8, 2024 SABON party released offer letter to the Board of Directors

April 8, 2024 The Board of Directors formed a Special Committee in response to the offer letter from SABON party

April 16, 2024 The Special Committee engaged K&L Gates as legal counsel

May 2, 2024 Loeb & Loeb contacted K&L Gates to discuss a Section 203 waiver from the ARIAL Special Committee for SABON Party

May 14, 2024 Special Committee engaged William Blair as financial advisor

May 17, 2024 Special Committee engages Alix Partners to assist ARIAL with development of a 5-year business plan

May 21, 2024 William Blair and Alix Partners held diligence session with management

May 28, 2024 William Blair and Alix Partners held diligence session with management

May 28, 2024

Houlihan Lokey communicated to William Blair that SABON Party has requested a Section 203 waiver from ARIAL

Special Committee and requested feedback

May 29, 2024

William Blair communicated to Houlihan Lokey that Special Committee will provide perspectives on Section 203 waiver during the week of June 17th

June 4, 2024 William Blair and Alix Partners held diligence session with management

June 5, 2024 William Blair and Alix Partners held diligence session with management

June 5, 2024 William Blair and Houlihan Lokey discussed response timeline from Special Committee

June 11, 2024 Alix Partners held working session with management to refine 5-year financial projections

June 13, 2024 Alix Partners held working session with management to refine 5-year financial projections

June 17, 2024 Alix Partners held working session with management to refine 5-year financial projections

William Blair

CONFIDENTIAL

Selected Public Companies Performance Metrics

Sources: FactSet and SEC filings as of June 18, 2024.

(1) Reflects ARIAL management projections as of June 19, 2024.

(2) Represents the SABON party’s April 8, 2024 inbound offer.

Selected Public Companies

% of Revenue CAGR Adj. EBITDA Margin

($ in millions, except per share data) Share Price (USD) 52-Week High Equity Value Enterprise Value CY ‘23A - CY ‘25E CY 2024E Adj. EBITDA CY 2025E Adj. EBITDA

Cimpress Plc $83.27 83.3% $2,251 $3,769 5.9% 14.2% 14.3%

Deluxe Corporation 21.67 90.3% 981 2,528 (0.2%) 19.0% 19.4%

Transcontinental Inc. Class A 10.68 96.5% 950 1,623 (1.2%) 16.4% 16.6%

ODP Corporation 39.58 67.1% 1,468 1,311 (2.6%) 6.3% 7.2%

Quad/Graphics, Inc. Class A 4.88 72.3% 258 802 (4.1%) 8.6% 8.9%

Ennis, Inc. 22.19 95.8% 577 453 N/A 19.4% N/A

75th Precentile 94.4% $1,346 $2,302 (0.2%) 18.4% 16.6%

Mean 84.2% 1,081 1,748 (0.4%) 14.0% 13.3%

Median 86.8% 965 1,467 (1.2%) 15.3% 14.3%

25th Percentile 75.0% 670 929 (2.6%) 10.0% 8.9%

ARIAL(1) $2.63 71.4% $115 $125 0.9% 12.6% 12.2%

ARIAL (At Offer Price)(2) $3.25 88.2% $144 $154 0.9% 12.6% 12.2%

William Blair

CONFIDENTIAL

Selected Public Companies Valuation Metrics

Sources: FactSet and SEC filings as of June 18, 2024.

(1) Reflects ARIAL management projections as of June 19, 2024.

(2) Represents the SABON party’s April 8, 2024 inbound offer.

Selected Public Companies

% of Enterprise Value /

($ in millions, except per share data) Share Price (USD) 52-Week High Equity Value Enterprise Value CY 2024E Adj. EBITDA CY 2025E Adj. EBITDA

Cimpress Plc $83.27 83.3% $2,251 $3,769 7.8x 7.3x

Deluxe Corporation 21.67 90.3% 981 2,528 6.2x 6.0x

Transcontinental Inc. Class A 10.68 96.5% 950 1,623 4.8x 4.8x

ODP Corporation 39.58 67.1% 1,468 1,311 2.8x 2.4x

Quad/Graphics, Inc. Class A 4.88 72.3% 258 802 3.4x 3.3x

Ennis, Inc. 22.19 95.8% 577 453 5.7x N/A

75th Precentile 94.4% $1,346 $2,302 6.1x 6.0x

Mean 84.2% 1,081 1,748 5.1x 4.8x

Median 86.8% 965 1,467 5.3x 4.8x

25th Percentile 75.0% 670 929 3.7x 3.3x

ARIAL(1) $2.63 71.4% $115 $125 3.5x 3.6x

ARIAL (At Offer Price)(2) $3.25 88.2% $144 $154 4.3x 4.4x

CONFIDENTIAL

Public Ownership Summary *(Top 25 Shareholders)*

Top 25 Shareholders

Shareholder	Position	% of Total	Avg. Cost Basis
Suriyakumar Kumarakulasingam, CEO	4,554,415	10.5%	$7.96
Renaissance Technologies LLC	2,809,897	6.5%	4.20
The Vanguard Group, Inc.	1,936,191	4.5%	6.20
North Star Investment Management Corp.	1,494,828	3.5%	2.31
Dimensional Fund Advisors LP	1,466,811	3.4%	4.66
Pacific Ridge Capital Partners LLC	1,311,990	3.0%	2.56
BlackRock Fund Advisors	1,286,991	3.0%	9.89
Acadian Asset Management LLC	1,275,779	3.0%	2.56
Bridgeway Capital Management LLC	993,584	2.3%	2.41
Alan W. Weber (Investment Management)	969,700	2.2%	4.53
Dilantha Wijesuriya, COO	825,653	1.9%	5.95
LSV Asset Management	810,020	1.9%	3.38
JBF Capital, Inc.	647,777	1.5%	2.51
Jorge Avalos, CFO	553,347	1.3%	2.77
Hillsdale Investment Management, Inc.	520,037	1.2%	3.21
Rahul Roy, CTO	467,501	1.1%	2.93
Credit Suisse Gestion SGIIC SA	428,091	1.0%	2.79
Verdad Advisers LP	427,398	1.0%	1.30
Mark W. Mealy (Insider)	401,718	0.9%	3.64
Mirador Capital Partners LP	400,151	0.9%	1.76
Susquehanna Financial Group LLLP	370,525	0.9%	2.89
Mellon Investments Corp.	356,334	0.8%	2.91
Geode Capital Management LLC	354,651	0.8%	5.06
Arrowstreet Capital LP	342,305	0.8%	3.18
Aristides Capital LLC	321,494	0.7%	1.17
Top 25 Shareholders Total	**25,327,188**	**58.6%**	**$4.72**
Total Common Shares Outstanding	**43,236,105**		

Ownership Statistics (Basic)

Common Shares O/S (mm)(1)	43.236
Float %	83.3%
Insider %	16.7%

Top Insiders

Name	% of Total
Suriyakumar Kumarakulasingam, CEO	10.5%
Dilantha Wijesuriya, COO	1.9%
Jorge Avalos, CFO	1.3%
Rahul Roy, CTO	1.1%
Mark W. Mealy	0.9%
Other	1.0%
Total	**16.7%**

Sources: FactSet and SEC filings as of June 18, 2024.
(1) As of June 12, 2024 per management.

William Blair | 30